EXHIBIT 99.1



FOR IMMEDIATE RELEASE

                  NTL INCORPORATED ANNOUNCES AGREEMENT TO ISSUE
                      $1.85 BILLION OF NEW PREFERRED STOCK


New York,  New York  (February 17, 2000) -NTL  Incorporated  (NASDAQ and EASDAQ:
NTLI), announced today that NTL, France Telecom and certain commercial banks have entered into an arrangement, subject to certain conditions, involving the issue of US$1.85 billion of new NTL preferred stock. The proceeds from this subscription will be used to help fund NTL's acquisitions in Continental Europe outside of France.

Barclay Knapp, Chief Executive Officer of NTL commented "We are delighted to extend our excellent partnership with France Telecom in this way. Under this structure, NTL receives immediate capital to put towards our European expansion, building on our recently announced agreement to acquire the assets of CableCom Holding A.G."

France Telecom may at any time after six months from issue elect, subject to certain conditions being satisfied, for the new preferred stock to be exchanged for up to a 50% interest in a new company which is yet to be established which will own certain or all of NTL's then existing broadband communications, broadcast and cable television interests in Continental Europe outside of France. Under certain circumstances, at NTL's option, any portion of NTL's obligation that may not be satisfied by the exchange may be satisfied in a security convertible into NTL common stock or cash. The new preferred stock is mandatorily redeemable for cash after two years at the option of certain holders or NTL.

The contents of this press announcement have been approved by Morgan Stanley & Co Limited for the purposes of Section 57 of the Financial Services Act 1986. Morgan Stanley & Co Limited, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting as financial adviser to NTL Incorporated in connection with the contents of this press announcement and to no one else and will not regard any other person as its customer or be responsible to anyone other than NTL Incorporated for providing the protection afforded to customers of Morgan Stanley & Co Limited in connection with the contents of this press announcement.

                                * * * * * * * *

For more information please contact:
In the U.S.:
John F. Gregg, Chief Financial Officer - 212-906-8440
Richard J. Lubasch, Executive Vice President-General Counsel- 212-906-8440 Bret Richter, Vice President -Corporate Finance and Development - 212 906 8440 Erik Tamm, Investor Relations - 212 906-8440
Or e-mail: investor-relations@ntli.com.
In the U.K.:
Alison Smith - +44 1252 402 000